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                                                                      Exhibit 21

LIST OF SUBSIDIARIES


NAME OF SUBSIDIARY                            STATE OF INCORPORATION        PERCENTAGE OWNED BY SHC CORP.
------------------                            ----------------------        -----------------------------
Payday Check Advance, Inc.                    Illinois                      80%
Payday Express of American, Inc.              Illinois                      100%
Sonoma Financial Corporation                  Delaware                      100%
Money Market, Inc.                            Indiana                       100%
E Star Systems, Inc.                          Illinois                      100%